Exhibit 10.2
SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE
     This Severance and Settlement Agreement and Release (“Agreement”) is entered into by and between Penwest Pharmaceuticals Co. (the “Company”) and Benjamin L. Palleiko (the “Employee”).
     WHEREAS, the parties wish to resolve amicably the Employee’s separation from the Company and establish the terms of the Employee’s severance arrangement;
     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:
     1. Termination Date. The Employee’s date of termination from the Company is January 21, 2009 (the “Termination Date”). By executing this Agreement, the Employee hereby resigns, effective as of the Termination Date, from his position as an officer of the Company.
     2. Consideration. In return for the Employee’s release and other promises set forth in this Agreement, the Company agrees to provide the Employee with the following pay and other benefits, referred to herein as “Severance Benefits”:
          (a) The Company agrees to provide severance pay to the Employee in the form of salary continuation (at the rate of $11,576.92, less all applicable taxes and withholdings, per regular Company pay period) for a period commencing on the Effective Date (as defined in Section 19 below) and ending on the date nine (9) months following the Effective Date (such period being referred to as the “Severance Period”). The severance pay will be paid to the Employee in accordance with the Company’s regular payroll practices, with the first payment to be made no earlier than the Effective Date.
          (b) Upon the Effective Date, (i) the vesting of the options to purchase 45,500 shares of common stock granted to the Employee on March 13, 2008 shall be accelerated such that as of the Effective Date such options shall be deemed vested and shall be exercisable for a total of 11,375 shares of common stock and (ii) the vesting of the options to purchase 19,500 shares of common stock granted to the Employee on June 11, 2008 shall be accelerated such that as of the Effective Date such options shall be deemed vested and shall be exercisable for a total of 4,875 shares of common stock..

          (c) If the Employee elects to continue group medical insurance pursuant to the federal COBRA law, then, after the Effective Date, the Company will pay the Company portion of the Employee’s health and dental insurance premiums for the Severance Period. Thereafter, the Employee may elect to continue such coverage under COBRA for the remainder of the COBRA period, with the Employee paying 100% of the cost of such coverage.
     3. Other Benefits. All employee benefits (other than health and dental insurance), that the Employee received under Company-provided benefit plans, programs or practices, including without limitation 401K and Employee Stock Purchase Plan (“ESPP”), terminated on the Termination Date.
     4. 2008 Bonus. At the next payroll period following the Termination Date, the Company will pay the Employee a bonus of $36,120 for the 2008 year.
     5. Release. The Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, and its parents, subsidiaries, affiliates, successors, assigns, predecessors and present or former officers, directors, shareholders, agents, employees, attorneys, fiduciaries, plan administrators, and representatives (collectively “Releasees”) of and from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, known or unknown, which the Employee ever had or now has against any Releasees, including those arising out of the Employee’s employment with or separation from the Company, through the date of the Employee’s execution of this Agreement.
     Without limiting the foregoing, the Employee specifically releases and fully discharges the Releasees of and from any and all claims, demands, causes of action, and rights, including but not limited to: any alleged violation of federal, state or local laws prohibiting discrimination on the basis of sex, race, age, disability, national origin, color, religion, veteran status, marital status, sexual orientation, and specifically including all claims under the federal Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990 (ADA), and the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993; the ERISA, state family and medical leave laws and any federal or state wage payment laws, including the Fair Labor Standards Act and the New York and Connecticut Wage Payment Laws, to the extent permitted by law; any other federal, state (including New York and Connecticut) or local civil or human rights laws; any public policy, contract, tort or common law obligation, including but not limited to breach of express or implied contract or of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress; any claim of retaliation, any claim for compensation, bonus, incentive pay, vacation pay, sick pay, expense reimbursement other than for those expenses already submitted but not yet reimbursed, or other payments or benefits; and any obligation for costs, fees or other expenses.
     Covenant Not to Sue. The Employee has not and will not commence any action, lawsuit, or other legal proceeding against the Company or file any complaint with any federal, state, or local agency against the Company relating to any claim arising before the Employee’s execution of this Agreement; except that Employee may challenge in court the knowing and voluntary nature of Employee’s waiver of any claim he may have, if any, under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that Employee may file a claim for workers’ compensation benefits for injury or illness (excluding retaliation claims) and/or a claim for unemployment compensation benefits. To the extent that Employee has pending any other action, lawsuit, or legal proceeding against the Releasees, or any of them, relating to any claim arising before the execution of this Agreement, Employee agrees that such action, lawsuit, or other legal proceeding will be immediately withdrawn with prejudice. Nothing in this Agreement, however, prevents the Employee from filing a charge or complaint, or participating in any investigation or proceeding before a federal or state agency, but the Employee understands and acknowledges that he will not be able to recover any monetary benefits in connection with any such claim, charge or proceeding, and hereby expressly waives and disclaims his right to recover any relief, remedies, or amounts, including costs and attorney’s fees.
     6. Return of Company Property. As further consideration for this Agreement, the Company will release the cell phone number issued to the Employee and support the Employees efforts to obtain the number through the vendor of the Employee’s choice. Except for the foregoing, the Employee confirms that he will return to the Company, prior to the expiration of the revocation period contemplated by Section 18(c) and the Effective Date, all Company property and equipment in his possession or control, including, but not limited to, all keys, files, records (and copies thereof), computer hardware, software and printers, wireless handheld devices, cell phones, pagers, and

Company identification, and that he will leave intact all electronic Company documents, including, but not limited to, those which he developed or helped develop during his employment.
     7. Non-Admissions. The Employee understands and agrees that neither the negotiation, undertaking nor signing of this Agreement constitutes or operates as an acknowledgement or admission of liability, wrongdoing or violation of law on the part of the Company.
     8. No Claim for Compensation. The Employee acknowledges and represents that, except as provided in Section 4 above, he has received all compensation, including all salary, wages, vacation pay, bonuses, overtime pay, awards and all other forms of compensation that is, was, or may be due to him and no additional compensation is owed to the Employee by the Company.
     9. No Claim for Benefits. The Employee acknowledges and represents that he received all non-monetary benefits, including all leaves of absence, insurance coverage, and any other benefits or rights to benefits to which he was entitled, that he was not and has not been denied any benefits to which he is, was, or may be entitled, and that no additional benefits are owed to the Employee by the Company.
     10. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, excluding the release language, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement. If any portion of the release language were declared unenforceable for any reason, the Company’s obligation to provide any remaining consideration under this Agreement shall cease.
     11. Confidentiality. To the extent permitted by law, the Employee understands and agrees that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Employee, and may not be disclosed to any person other (a) than the Employee’s attorney(s) and/or tax advisor(s) and/or immediate family only to the extent that said individuals first agree to maintain the information as confidential, or (b) as required by law.
     12. Non-Disparagement. The Employee understands and agrees that as a condition for payment to him of the Severance Benefits, he shall not make any false, disparaging or derogatory statements in public or private to any person or entity, including without limitation, any media outlet or any past, present or future employee, supplier, customer or stockholder of the Company regarding the Company, any affiliated company, or any of the Company’s past or present directors, officers, employees, agents, or representatives or regarding the Company’s business affairs or financial condition. The Company agrees that it shall instruct the Company’s directors and officers, not to make any false, disparaging or derogatory statements in public or private regarding the Employee to any person or entity, including without limitation, any media outlet or any past, present, future or potential employer of the Employee.
     13. Post-Termination Confidentiality Obligation. The Employee acknowledges and reaffirms his obligation to keep confidential and not to disclose or use any and all non-public information concerning the Company which he acquired during the course of his employment with the Company, including but not limited to business and marketing plans and strategy, financial information, product information, technical information and personnel data. The Employee further acknowledges and confirms his continuing obligations to the Company pursuant to the terms of the Proprietary Information Agreement he signed on June 12, 2006 at the inception of his employment, which agreement remains in full force and effect.
     14. Agreed Upon Statement. The Company agrees that the Employee will have the right to review any public release or filing to be issued by the Company, regarding the Employee’s employment or termination.
     15. Entire Agreement; Amendment. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and cancels all previous oral or written negotiations, agreements, commitments, and writings in connection therewith. This Agreement may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the Employee and a duly authorized representative of the Company.
     16. Applicable Law; Successors. This Agreement shall be governed by the laws of the State of Connecticut, without regard to its conflict of law provisions, and is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
     17. Employment Termination Program. In accordance with the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Company provides to the Employee the information on the attached Schedule A.
     18. Employee Acknowledgments and Representations. The Employee understands, acknowledges, represents and agrees that:
          (a) the Employee has been given forty five (45) days to consider this Agreement and any changes to the Agreement, whether material or otherwise, do not restart or otherwise affect the original 45 day consideration period;

          (b) the Company has advised the Employee to consult with any attorney of his own choosing and at his own cost prior to signing this Agreement;
          (c) the Employee may revoke this Agreement during a period of seven (7) days after his execution of this Agreement by delivering the Employee’s written revocation within the seven (7) day period to Susanne Donohue, 39 Old Ridgebury Road, Suite 11, Danbury, Ct 06810;
          (d) the Employee has read this Agreement and fully understands and agrees with all the terms and conditions of this Agreement;
          (e) the Employee would not receive the Severance Benefits except for executing and abiding by the terms of this Agreement;
          (f) by signing this Agreement, the Employee waives any right to bring or maintain a lawsuit or make any other legal claims against any Releasees as described in this Agreement with respect to any rights or claims, known or unknown, that arose prior to the Employee’s execution of this Agreement;
          (g) the Employee freely and voluntarily assents to all of the terms and conditions of this Agreement and signs his name of the Employee’s own free act.
     19. Effective Date. This Agreement shall not be effective or enforceable until the eighth (8th) calendar day after the date of execution by the Employee if this Agreement is not revoked by the Employee in accordance with Paragraph 19 (“Effective Date”).
     IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

/s/ Benjamin L. Palleiko Benjamin L. Palleiko	January 28, 2009 Date

/s/ Jennifer L. Good By Penwest Pharmaceuticals Co.	January 30, 2009 Date